                                                       Exhibit 11


              The Advest Group, Inc. and Subsidiaries
            Computation of Net Income Per Common Share


                         For the quarters ended June 30,
- -------------------------------------------------------------------
                                                      Assuming
In thousands, except         Primary                Full Dilution
                          --------------          ---------------
per share amounts         1996      1995           1996      1995
- -------------------------------------------------------------------

Net income              $3,085    $3,307         $3,085    $3,307

Interest expense
  on debentures, net       --        --             208       222
                        ------    -------        ------    ------

Net income applicable
  to common stock       $3,085    $3,307         $3,293    $3,529
                        ======    =====          ======    ======


Average number of common
  shares outstanding during
  the period             8,443     8,521          8,443     8,521

Additional shares assuming:
  Exercise of stock
     options               315       236            317       312
  Conversion of
     debentures           --         --           1,515     1,518
                        ------   -------        -------   -------
Average number of common
  shares outstanding     8,758     8,757         10,275    10,351
                       ======    ======          ======    ======


Net income per share  $    .35 $    .38        $    .32  $    .34
                      ========  ========       ========  ========

                                                       Exhibit 11
                                                       (Continued)

              The Advest Group, Inc. and Subsidiaries
            Computation of Net Income Per Common Share


                    For the nine months ended June 30,
- -------------------------------------------------------------------
                                                      Assuming
In thousands, except          Primary              Full Dilution
                         ---------------          ----------------
per share amounts         1996      1995           1996     1995
- -------------------------------------------------------------------

Net income              $9,734    $4,328         $9,734    $4,328

Interest expense
  on debentures, net      --        --              624       752
                        ------   --------      --------  --------

Net income applicable to
  common stock          $9,734    $4,328        $10,358    $5,080
                        ======    ======        =======    ======


Average number of common
  shares outstanding during
  the period             8,422     8,533          8,422     8,533

Additional shares assuming:
  Exercise of stock
     options               341       198            350       229
  Conversion of
     debentures           --         --           1,515     1,531
                        ------     ------       ------    -------

Average number of common
  shares outstanding     8,763     8,731         10,287    10,293
                       =======   =======        =======   =======


Net income per share   $  1.11  $    .50        $  1.01  $    .49
                       =======  =======         =======  ========

                                - 60 -